Exhibit 99.3

MOHEGAN TRIBAL GAMING AUTHORITY

CLOSES CONSENT SOLICITATION TO AMEND SECOND LIEN NOTES INDENTURE

UNCASVILLE, CT, July 30, 2013 – The Mohegan Tribal Gaming Authority (the “Authority”) announced today that it has received the consents required to approve the proposed amendments (the “Proposed Amendments”) to the indenture (the “Indenture”) governing the Authority’s 11.5% Second Lien Senior Secured Notes due 2017 (the “Notes”) which the Authority requested pursuant to its previously announced consent solicitation (the “Consent Solicitation”).

The Authority received consents from the holders of more than a majority of the aggregate principal amount of its Notes by 5:00 p.m., New York City time, on July 30, 2013 (the “Expiration Date”). The Proposed Amendments required the consent of holders of a majority of the Notes.

Each holder who validly delivered (and did not validly revoke) its consent to the Proposed Amendments prior to the Expiration Date is eligible to receive a consent payment equal to $2.50 per $1,000 principal amount of Notes. Holders providing consents after the Expiration Date will not receive the consent payment. The consent payment will be paid to consenting Holders promptly following the satisfaction or waiver of the conditions to the Consent Solicitation, including among other things the financing condition, described in the Consent Solicitation Statement dated July 22, 2013 (the “Consent Solicitation Statement”). The complete terms and conditions of the Consent Solicitation are detailed in the Consent Solicitation Statement and in the related Consent Form (together, the “Solicitation Documents”).

On July 30, 2013, the Authority, the Mohegan Tribe of Indians of Connecticut, the guarantors party thereto and the trustee under the Indenture executed a supplemental indenture incorporating the Proposed Amendments. While the supplemental indenture became effective upon execution, the Proposed Amendments will not become operative until such time, if any, as the conditions of the Consent Solicitation are satisfied or waived and the consent payment is paid.

If any of the conditions are not satisfied, the Authority is under no obligation to make the consent payment. The Authority has the right to waive any of the conditions to the Consent Solicitation.

Credit Suisse Securities (USA) LLC was the Solicitation Agent and D.F. King & Co., Inc. was the Information Agent and Tabulation Agent for the Consent Solicitation.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 544-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility located on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only three legally authorized gaming operations in southern New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun at Pocono Downs operates in an approximately 400,000-square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

Press Release:

Mohegan Tribal Gaming Authority, Uncasville, Connecticut, July 30, 2013

Contacts:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000